Exhibit 10.25

RetailMeNot, Inc.

2013 Bonus Plan

(Director Level & Up)

Overview

RetailMeNot, Inc. and its affiliated companies (the “Company”) are committed to sharing their success with the people who make it possible — the Company’s Team Members. The purpose of this 2013 Bonus Plan (this “Plan”) is to encourage the Company’s Team Members to contribute to the achievement of the Company’s goals and to share in the rewards of the Company’s success. The term of this Plan is for the 2013 calendar year.

Eligible Team Members

To be eligible to participate in the Plan, a person must be a regular full-time employee of the Company. Each participant’s aggregate annual target bonus shall be communicated in the Team Member’s 2013 Bonus Plan Summary.

Elements and Payment

The bonus amounts earned are anticipated to be paid during the first calendar quarter following the end of the year after approval of the 2013 financial statements. All elements may not be applicable to each Team Member. Weighting percentages for each participant are identified in the Team Member’s 2013 Bonus Plan Summary.

Individual Goals are the goals that are established each quarter as approved by the Team Member’s manager with performance evaluated at the end of each quarter. These goals may in some cases be metrics-based and therefore subject to a quantitative performance measurement.

Country Gross Profit means revenues for only the primary country where the Team Member’s duties are performed and reported in the Company’s Statements of Operations for the full fiscal year 2013 less paid search costs included in cost of goods / services, but excluding any amounts related to acquisitions completed in calendar year 2013. The target for this element is the corresponding calculation applied to the annual budget approved by the Board of Directors in February.

Consolidated Gross Profit means revenues as reported in the Company’s Statements of Operations for the full fiscal year 2013 less paid search costs included in cost of goods / services, but excluding any amounts related to acquisitions completed in calendar year 2013. The target for this element is the corresponding calculation applied to the annual budget approved by the Board of Directors in February.

Regional Gross Profit means revenues for the countries for which the Team Member has operational responsibility and reported in the Company’s Statements of Operations for the full fiscal year 2013 less paid search costs included in cost of goods / services, but excluding any amounts related to acquisitions completed in calendar year 2013. The target for this element is the corresponding calculation applied to the annual budget approved by the Board of Directors in February. NOTE: Certain Team Members with multi-country duties will have a Regional Gross Profit Element in lieu of the Country Gross Profit Element.

2013 Bonus Plan (Director Level & Up)	Page 1 of 4

RetailMeNot, Inc.

2013 Bonus Plan

(Director Level & Up)

Payout Formula

The payout under this Plan will be determined as follows:

A.	Base Bonus

Individual Goals Element

Each participant has an individual performance component consisting of a written set of metrics and / or goals approved by their manager. Performance against Individual Goals will be discussed at each quarterly review and, at the conclusion of the review for the fourth quarter the manager will assign a percentage achieved either in total or on a weighted basis for each Individual Goal. Overachievement of personal goals will be capped at 150%. This assigned percentage achieved will be multiplied by the Individual Goal Weighting set for the in the Team Member’s 2013 Bonus Plan Summary to determine the percentage Individual Goals Element earned.

Gross Profit Elements

1.	The actual amounts for Country/Regional and Consolidated Gross Profit will be divided by the related Gross Profit Target to determine a percentage achievement for each Gross Profit Element. These percentages achieved will be applied to the Payout Table below to determine the percentage of the applicable Gross Profit Element Earned.

Payout Table

% Gross Profit Target Achieved	% Gross Profit Element Earned
0%	0%
70%	35%
80%	60%
90%	75%
100%	100%

2.	The percentage of each applicable Gross Profit Element Earned will be multiplied by the applicable Gross Profit Weighting as set forth in the Team Member’s 2013 Bonus Plan Summary to determine the percentage Gross Profit Element earned.

Calculation of Total Base Bonus

The percentage of target earned for each Gross Profit Element and the Individual Goal Elements will be added together and multiplied by the participant’s annual aggregate target bonus to determine the amount of the Base Bonus payable to participant under this Plan.

B.	Gross Profit Accelerator Bonus

The Gross Profit Accelerator Bonus can be earned at either the Country/Regional or Consolidated level (but not both). In the event that both the Country/Regional and Consolidated Gross Profit exceed their respective targets, the calculation of the payout will be performed for each element, and the payout will be in the amount to the greater of the two.

To be eligible for a Gross Profit Accelerator Bonus:

1.	the Country/Regional or Consolidated Gross Profit must exceed the applicable Target gross profit;

2.	the Consolidated EBITDA must be greater than or equal to 90% of the Target EBITDA;

3.	the participant’s achievement of Individual Goals percentage must be at least 50%; and

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RetailMeNot, Inc.

2013 Bonus Plan

(Director Level & Up)

4.	the Country/Regional Gross Profit Element earned applicable to the participant must be at least 75%.

Country/Regional Gross Profit Accelerator Calculation: The Country/Regional Gross Profit Accelerator will be calculated on a linear basis and applied to the country/regional portion of the base bonus up to 50% of the Team Member’s Country/Regional Gross Profit bonus target (e.g., Country/Regional Gross Profit vs. Target is equal to 105.7%, the additional bonus would be 5.7% of the Country/Regional Gross Profit Base Bonus Payout).

Consolidated Gross Profit Accelerator Calculation: The Gross Profit Accelerator Bonus will be calculated as follows:

1.	Each full percentage point over the Gross Profit Target earns a participant the Additional Bonus percentage as set forth below.

Consolidated Gross Profit vs. Target (1)	Additional Bonus (2)	Consolidated Gross Profit vs. Target (1)	Additional Bonus (2)
>=1%	2.5%	>=19%	93.1%
>=2%	5.0%	>=20%	100.0%
>=3%	7.5%	>=21%	106.7%
>=4%	10.0%	>=22%	113.3%
>=5%	12.5%	>=23%	120.0%
>=6%	15.0%	>=24%	126.7%
>=7%	20.0%	>=25%	133.3%
>=8%	25.0%	>=26%	140.0%
>=9%	30.0%	>=27%	146.7%
>=10%	35.0%	>=28%	153.3%
>=11%	40.0%	>=29%	160.0%
>=12%	45.0%	>=30%	166.7%
>=13%	51.9%	>=31%	173.3%
>=14%	58.8%	>=32%	180.0%
>=15%	65.6%	>=33%	186.7%
>=16%	72.5%	>=34%	193.3%
>=17%	79.4%	>=35%	200.0%
>=18%	86.3%

(1)	Percentage by which actual Consolidated Gross Profit exceeds target Consolidated Gross Profit.
(2)	Consolidated Gross Profit Accelerator Bonus is equal to the sum of both the Country and Consolidated Gross Profit Elements of the Base Bonus times this percentage.

2.	The additional bonus percentage will be applied to the sum of the actual Base Bonus earned for the Gross Profit Elements.

3.	The Accelerator portion of the bonus is capped at of the percentage set forth in the Team Member’s 2013 Bonus Plan Summary.

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RetailMeNot, Inc.

2013 Bonus Plan

(Director Level & Up)

General Provisions

1.	Bonuses are subject to all applicable taxes and other required deductions.

2.	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

3.	The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles a Team Member to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any Team Member, except as otherwise required under applicable law.

4.	Eligible Team Members who begin employment with the Company after the first day of the fiscal year for which a bonus is paid shall be eligible to receive a pro-rated bonus for such year. Team Members are not eligible to participate for the year of hire if employment begins after September 30.

5.	Team Members who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

6.	This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

7.	The Plan is provided at the Company’ sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

8.	The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

9.	Team Members who are separated from employment with the Company due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

10.	Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.

11.	The Plan will not be available to Team Members subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.

12.	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.

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